Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Reports First Quarter 2021 Results

Company Confirms 2021 Investment in Capital Expenditures Range of $450 Million to $550 Million

OVERLAND PARK, Kan., May 5, 2021 – Yellow Corporation (NASDAQ: YELL) reported results for the first quarter ended March 31, 2021. Operating revenue was $1.198 billion and operating loss was $27.6 million, which included a $1.0 million net loss on property disposals. In comparison, operating revenue in the first quarter 2020 was $1.150 billion and operating income was $28.0 million, which included a $39.3 million net gain on property disposals.

Net loss for first quarter 2021 was $63.3 million, or $1.26 per share, compared to net income of $4.3 million, or $0.13 per share, in first quarter 2020.

“The severe winter weather, including a generational storm in the southern United States, significantly impacted our first quarter results,” said Darren Hawkins, Chief Executive Officer. “In February, roughly two-thirds of the 322 terminals in our network were either closed or had limited operations for some period. Our linehaul operations were also impacted by suspended service at various times. The recovery period to get the network fully back in cycle had a long tail that lasted into March and we estimate the unfavorable impact to operating income in the first quarter was approximately $16 million.

“With the impact of the winter weather behind us, LTL capacity remains tight driven by an improving economy and consumer optimism. We continue to see a strong yield environment.

“As previously indicated, we expect near-term headwinds from higher purchased transportation expense primarily attributable to the use of local cartage and over the road purchased transportation, both of which are more expensive in a tight capacity environment. We continue to expand our nationwide recruiting efforts including holding more than two dozen hiring events and increasing the number of driving academy locations to 17. We also took delivery of more than 1,100 tractors, 1,600 trailers and 140 containers during the first quarter as part of our $450 million to $550 million capital expenditures plan in 2021. As we hire drivers and bring on additional revenue equipment, we expect to use less local cartage and over the road purchased transportation.

“We are in the process of executing the migration of our operating companies to One Yellow technology platform. We are also focused on optimizing the network to create One Yellow network and to expand and enhance service in the 1, 2 and 3-day lanes nationwide. The transformation to One Yellow remains on schedule to be completed in the middle of 2022.

“The passage of the American Rescue Plan Act of 2021 will strengthen eligible multiemployer pension plans that are currently severely underfunded and substantially mitigate their unfunded liabilities. The Act and the relief it provides will protect the hard-earned benefits of retirees from many companies and many industries including members of the Yellow team,” concluded Hawkins.

Financial Update

•

On a non-GAAP basis, the Company generated Adjusted EBITDA of $13.2 million in first quarter 2021, compared to $34.1 million in the prior year comparable quarter (as detailed in the reconciliation below). Last twelve months Adjusted EBITDA as of March 31, 2021 was $171.0 million compared to $214.6 million as of March 31, 2020 (as detailed in the reconciliation below).

•

In first quarter 2021, the Company invested $202.4 million in capital expenditures. This compares to $12.4 million in capital expenditures and $0.7 million in capital value equivalent in new operating leases for a total of $13.1 million in first quarter 2020.

Operational Update

•	The operating ratio for first quarter 2021 was 102.3 compared to 97.6 in first quarter 2020.

•

Excluding fuel surcharge, first quarter 2021 LTL revenue per hundredweight increased 6.9% and LTL revenue per shipment increased 5.6% compared to the same period in 2020. Including fuel surcharge, first quarter LTL revenue per hundredweight increased 6.7% and LTL revenue per shipment increased 5.4%.

•	First quarter 2021 LTL tonnage per workday increased 0.5% when compared to first quarter 2020.

Liquidity Update

•

The Company’s available liquidity, which is comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $423.0 million as of March 31, 2021 compared to $118.0 million as of March 31, 2020, an increase of $305.0 million.

•	The Company’s outstanding debt was $1.462 billion as of March 31, 2021, an increase of $582.1 million compared to $879.9 million as of March 31, 2020.

•	For the three months ended March 31, 2021 cash used in operating activities was $38.8 million compared to $15.6 million in 2020.

Key Information – First quarter 2021 compared to first quarter 2020

	2021	2020	Percent Change (a)
Workdays	63.5	65.5

Operating revenue (in millions)	$1,198.4	$1,150.4	4.2%
Operating income (loss) (in millions)	$(27.6)	$28.0	NM*
Operating ratio	102.3	97.6	(4.7) pp
LTL tonnage per workday (in thousands)	39.02	38.85	0.5%
LTL shipments per workday (in thousands)	67.13	66.00	1.7%
LTL picked up revenue per hundredweight incl FSC	$22.00	$20.63	6.7%
LTL picked up revenue per hundredweight excl FSC	$19.53	$18.27	6.9%
LTL picked up revenue per shipment incl FSC	$256	$243	5.4%
LTL picked up revenue per shipment excl FSC	$227	$215	5.6%
LTL weight per shipment (in pounds)	1,163	1,177	(1.2)%
Total tonnage per workday (in thousands)	50.64	49.37	2.6%
Total shipments per workday (in thousands)	68.98	67.57	2.1%
Total picked up revenue per hundredweight incl FSC	$18.60	$17.65	5.4%
Total picked up revenue per hundredweight excl FSC	$16.56	$15.69	5.6%
Total picked up revenue per shipment incl FSC	$273	$258	5.9%
Total picked up revenue per shipment excl FSC	$243	$229	6.1%
Total weight per shipment (in pounds)	1,468	1,461	0.5%

(a)	Percent change based on unrounded figures and not the rounded figures presented.

(*)     Not meaningful

Review of Financial Results

Yellow Corporation will host a conference call with the investment community today, Wednesday May 5, 2021, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on Yellow Corporation’s website www.myyellow.com. A replay of the webcast will also be available at www.myyellow.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain incentive compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures.  The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) within the supplemental financial information in this release.

*    *    *    *    *

Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or characterized by words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Readers are cautioned not to place undue reliance on any forward-looking statements. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of business, financial and liquidity, and common stock related factors, including (without limitation) the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; general economic factors, including (without limitation) impacts of COVID-19 and customer demand in the retail and manufacturing sectors; the widespread outbreak of an illness or any other communicable disease, including the effects of pandemics comparable to COVID-19, or any other public health crisis, as well as regulatory measures implemented in response to such events; interruptions to our computer and information technology systems and sophisticated cyber-attacks; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters, and impediments to our operations and business resulting from anti-terrorism measures; our ability to attract and retain qualified drivers and increasing costs of driver compensation; competition and competitive pressure on pricing; changes in pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment and climate change initiatives; the impact of claims and litigation expense to which we are or may become exposed; that we may not realize the expected benefits and costs savings from our performance and operational improvement initiatives; a significant privacy breach or IT system disruption; our dependence on key employees; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; seasonality and the impact of weather; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; risks of operating in foreign countries; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our ability to generate sufficient liquidity to satisfy our indebtedness and cash interest payment obligations, lease obligations and pension funding obligations; fluctuations in the price of our common stock; dilution from future issuances of our common stock; we are not permitted to pay dividends on our common stock in the foreseeable future; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

*    *    *    *    *

About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts:  Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

Heather.nauert@myyellow.com

CONSOLIDATED BALANCE SHEETS

Yellow Corporation and Subsidiaries

(Amounts in millions except per share data)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$381.4	$439.3
Restricted amounts held in escrow	31.4	38.7
Accounts receivable, net	579.9	505.0
Prepaid expenses and other	65.5	46.8
Total current assets	1,058.2	1,029.8
PROPERTY AND EQUIPMENT:
Cost	2,977.1	2,795.5
Less—accumulated depreciation	(2,031.3)	(2,031.3)
Net property and equipment	945.8	764.2
Deferred income taxes, net	2.0	0.9
Pension	66.0	63.2
Operating lease right-of-use assets	246.4	276.0
Other assets	36.1	51.7
Total assets	$2,354.5	$2,185.8
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$214.6	$160.7
Wages, vacations, and employee benefits	222.6	214.6
Current operating lease liabilities	108.1	114.2
Other current and accrued liabilities	228.2	207.2
Current maturities of long-term debt	4.4	4.0
Total current liabilities	777.9	700.7
OTHER LIABILITIES:
Long-term debt, less current portion	1,391.1	1,221.4
Operating lease liabilities	148.5	172.6
Claims and other liabilities	318.2	314.4
Commitments and contingencies
SHAREHOLDERS’ DEFICIT:
Cumulative preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.5
Capital surplus	2,385.4	2,383.6
Accumulated deficit	(2,429.2)	(2,365.9)
Accumulated other comprehensive loss	(145.2)	(148.8)
Treasury stock, at cost	(92.7)	(92.7)
Total shareholders’ deficit	(281.2)	(223.3)
Total liabilities and shareholders’ deficit	$2,354.5	$2,185.8

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

Yellow Corporation and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	2021	2020
OPERATING REVENUE	$1,198.4	$1,150.4
OPERATING EXPENSES:
Salaries, wages and employee benefits	723.8	720.2
Fuel, operating expenses and supplies	203.5	208.0
Purchased transportation	200.0	136.2
Depreciation and amortization	33.3	35.7
Other operating expenses	64.4	61.6
(Gains) losses on property disposals, net	1.0	(39.3)
Total operating expenses	1,226.0	1,122.4
OPERATING INCOME (LOSS)	(27.6)	28.0
NONOPERATING EXPENSES:
Interest expense	35.9	28.3
Non-union pension and postretirement benefits	(1.3)	(1.6)
Other, net	—	(2.6)
Nonoperating expenses, net	34.6	24.1
INCOME (LOSS) BEFORE INCOME TAXES	(62.2)	3.9
INCOME TAX EXPENSE (BENEFIT)	1.1	(0.4)
NET INCOME (LOSS)	(63.3)	4.3
OTHER COMPREHENSIVE INCOME, NET OF TAX	3.6	1.3
COMPREHENSIVE INCOME (LOSS)	$(59.7)	$5.6
AVERAGE COMMON SHARES OUTSTANDING—BASIC	50,358	33,791
AVERAGE COMMON SHARES OUTSTANDING—DILUTED	50,358	35,630
EARNINGS (LOSS) PER SHARE—BASIC	$(1.26)	$0.13
EARNINGS (LOSS) PER SHARE—DILUTED	$(1.26)	$0.12
OPERATING RATIO (a):	102.3%	97.6%

(a)

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

Yellow Corporation and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(Unaudited)

	2021	2020
OPERATING ACTIVITIES:
Net income (loss)	$(63.3)	$4.3
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	33.3	35.7
Lease amortization and accretion expense	36.9	43.1
Lease payments	(37.7)	(38.1)
Paid-in-kind interest	2.3	—
Debt-related amortization	5.7	3.3
Equity-based compensation and employee benefits expense	5.1	5.6
(Gains) losses on property disposals, net	1.0	(39.3)
Deferred income tax benefit, net	(1.0)	(0.4)
Other non-cash items, net	0.7	0.7
Changes in assets and liabilities, net:
Accounts receivable	(74.9)	(61.0)
Accounts payable	36.1	14.9
Other operating assets	(4.0)	(3.9)
Other operating liabilities	21.0	19.5
Net cash provided by (used in) operating activities	(38.8)	(15.6)
INVESTING ACTIVITIES:
Acquisition of property and equipment	(202.4)	(12.4)
Proceeds from disposal of property and equipment	0.4	45.0
Net cash provided by (used in) investing activities	(202.0)	32.6
FINANCING ACTIVITIES:
Issuance of long-term debt, net	176.5	—
Repayment of long-term debt	(0.5)	(20.1)
Debt issuance costs	(0.1)	—
Payments for tax withheld on equity-based compensation	(0.3)	(0.2)
Net cash provided by (used in) financing activities	175.6	(20.3)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW	(65.2)	(3.3)
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, BEGINNING OF PERIOD	478.0	109.2
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, END OF PERIOD	$412.8	$105.9

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of March 31, 2021	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
Term Loan	$613.0	$(19.5)	$—	$(8.6)	$584.9
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	304.4	—	(16.5)	(4.3)	283.6
Tranche B UST Credit Agreement	251.3	—	(13.8)	(3.6)	233.9
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	225.5	—	—	(0.2)	225.3
Total debt	$1,462.2	$(19.5)	$(30.3)	$(16.9)	$1,395.5

As of December 31, 2020	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
Term Loan	$613.0	$(21.0)	$—	$(9.3)	$582.7
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	302.3	—	(17.7)	(4.6)	280.0
Tranche B UST Credit Agreement	74.8	—	(4.4)	(1.2)	69.2
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	225.9	—	—	(0.2)	225.7
Total debt	$1,284.0	$(21.0)	$(22.1)	$(15.5)	$1,225.4

SUPPLEMENTAL INFORMATION: Liquidity

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$381.4	$439.3
Changes to restricted cash	—	(3.1)
Managed Accessibility (a)	41.6	4.0
Total Cash and cash equivalents and Managed Accessibility	$423.0	$440.2

(a)

Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(Unaudited)

	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(63.3)	$4.3
Interest expense, net	35.8	28.2
Income tax expense (benefit)	1.1	(0.4)
Depreciation and amortization	33.3	35.7
EBITDA	6.9	67.8
Adjustments for TL Agreements:
(Gains) losses on property disposals, net	1.0	(39.3)
Non-cash reserve changes (a)	(1.8)	0.3
Letter of credit expense	2.1	1.6
Permitted dispositions and other	0.7	0.2
Equity-based compensation expense	2.1	2.0
Other, net	1.0	(1.6)
Expense amounts subject to 10% threshold (b):
COVID-19	—	0.2
Other, net	4.6	2.9
Adjusted EBITDA prior to 10% threshold	16.6	34.1
Adjustments pursuant to TTM calculation (b)	(3.4)	—
Adjusted EBITDA	$13.2	$34.1

(a)	Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(b)

Pursuant to the TL Agreements, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month ("TTM") Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, and any necessary adjustment resulting from this limitation, if applicable, will be presented here. The sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Trailing Twelve Months Ended March 31

(Amounts in millions)

(Unaudited)

	2021	2020
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(121.1)	$(50.6)
Interest expense, net	143.2	111.6
Income tax expense (benefit)	(18.1)	5.0
Depreciation and amortization	132.5	148.1
EBITDA	136.5	214.1
Adjustments for TL Agreements:
Gains on property disposals, net	(5.0)	(54.6)
Non-cash reserve changes(a)	0.8	16.4
Letter of credit expense	7.8	6.5
Permitted dispositions and other	0.8	0.4
Equity-based compensation expense	4.8	6.0
Loss on extinguishment of debt	—	11.2
Non-union pension settlement charge	3.6	1.8
Other, net	6.1	0.2
Expense amounts subject to 10% threshold(b):
COVID-19	3.7	0.2
Other, net	19.0	12.4
Adjusted EBITDA prior to 10% threshold	178.1	214.6
Adjustments pursuant to TTM calculation(b)	(7.1)	—
Adjusted EBITDA	$171.0	$214.6

For explanations of footnotes (a) and (b), please refer to previous page.

Yellow Corporation and Subsidiaries

Statistics

Quarterly Comparison

	1Q21	1Q20	4Q20	Y/Y % (a)	Sequential % (a)
Workdays	63.5	65.5	60.5
LTL picked up revenue (in millions)	$1,090.6	$1,049.6	$1,044.6	3.9	4.4
LTL tonnage (in thousands)	2,478	2,544	2,434	(2.6)	1.8
LTL tonnage per workday (in thousands)	39.02	38.85	40.22	0.5	(3.0)
LTL shipments (in thousands)	4,263	4,323	4,176	(1.4)	2.1
LTL shipments per workday (in thousands)	67.13	66.00	69.03	1.7	(2.7)
LTL picked up revenue/cwt.	$22.00	$20.63	$21.46	6.7	2.5
LTL picked up revenue/cwt. (excl. FSC)	$19.53	$18.27	$19.46	6.9	0.4
LTL picked up revenue/shipment	$256	$243	$250	5.4	2.3
LTL picked up revenue/shipment (excl. FSC)	$227	$215	$227	5.6	0.1
LTL weight/shipment (in pounds)	1,163	1,177	1,165	(1.2)	(0.2)
Total picked up revenue (in millions)(b)	$1,196.3	$1,141.4	$1,148.8	4.8	4.1
Total tonnage (in thousands)	3,216	3,234	3,134	(0.5)	2.6
Total tonnage per workday (in thousands)	50.64	49.37	51.81	2.6	(2.2)
Total shipments (in thousands)	4,380	4,426	4,289	(1.0)	2.1
Total shipments per workday (in thousands)	68.98	67.57	70.88	2.1	(2.7)
Total picked up revenue/cwt.	$18.60	$17.65	$18.33	5.4	1.5
Total picked up revenue/cwt. (excl. FSC)	$16.56	$15.69	$16.67	5.6	(0.6)
Total picked up revenue/shipment	$273	$258	$268	5.9	2.0
Total picked up revenue/shipment (excl. FSC)	$243	$229	$244	6.1	(0.2)
Total weight/shipment (in pounds)	1,468	1,461	1,462	0.5	0.5
(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,198.4	$1,150.4	$1,164.5
Change in revenue deferral and other	(2.1)	(9.0)	(15.7)
Total picked up revenue	$1,196.3	$1,141.4	$1,148.8

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.